Mr. Craig Burger, Vice President
Stonebridge Funds
Suite 1800
1801 Century Park East
Los Angeles, California  90067

Dear Craig:

This is to confirm that the client-auditor relationship between Stonebridge Funds and Hein & Associates, LLP has ceased.

Very truly yours,



HEIN & ASSOCIATES, LLP

cc:  Office of the Chief Accountant
     SECPA Letter File
     Securities and Exchange Commission
     Mail Stop9-5
     450 Fifth Avenue, N.W.
     Washington, DC 20549